Exhibit 99.1

FOR IMMEDIATE RELEASE

YRC WORLDWIDE PROVIDES UPDATE ON RECENT ACTION WITH THE

CENTRAL STATES PLAN

OVERLAND PARK, Kan., October 1, 2007—YRC Worldwide Inc. (NASDAQ: YRCW) is providing the following update regarding the participation of several of its subsidiaries in the Central States Southeast and Southwest Areas Pension Plan (the Central States Plan).

United Parcel Service, Inc. (UPS) issued a press release on October 1, 2007 stating that UPS has reached a new tentative labor agreement with the International Brotherhood of Teamsters for unionized employees engaged in UPS’ package business. UPS stated that in its new labor agreement with the Teamsters, UPS has agreed to withdraw from the Central States Plan and make a cash payment of $6.1 billion to the plan. UPS is a major participant in this multi-employer pension plan in addition to certain YRC Worldwide subsidiaries and over 3,000 other employers. This new labor agreement would be effective upon the affected UPS Teamster employees ratifying the agreement.

YRC Worldwide believes that the funded percentage of the Central States Plan is currently approximately 50%. If the new UPS labor agreement is ratified and UPS makes its contractually agreed withdrawal payment to the Central States Plan, YRC Worldwide believes that the funded percentage of the Central States Plan would be approximately 70%.

“Due to the likely improvement in the funded status of the Central States Plan, coupled with prudent actions that plan trustees have previously taken and the implementation of the Pension Protection Act of 2006, our overall risk associated with contingent pension obligations is reduced,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “likely” and “believe” and similar words or expressions are intended to identify forward-looking statements. These statements are only YRC Worldwide’s expectations regarding the likely withdrawal of UPS from the Central States Plan and its impact on the plan’s funded percentage. Any such withdrawal is subject to the affected UPS Teamsters ratifying their tentative labor agreement with UPS and UPS making its cash withdrawal payment to the Central States Plan before the end of 2007. Information regarding the Central States Plan funded percentage is based on publicly available information, which is often dated, and on the limited information available to YRC Worldwide from plan administrators or plan trustees, which may not be independently validated. Both the current funded percentage and the projected funded percentage if UPS withdraws from the plan by the end of 2007 are based on Central States Plan actuarial estimates that the plan has not formally certified and YRC Worldwide has not independently verified. These actuarial estimates include actuarial projections that include assumptions regarding the following factors (among others): the number of participating active and retired employees, the number of contributing employers, the amount of each employer’s contractual contributions, the investment returns of the plan, plan administrative costs, the number of employees and retirees participating in the plan who no longer have a contributing employer, the discount rate used to determine the funding percentage and the actuarial attributes of plan participants (such as age, estimated life and number of years until retirement). The Central States Plan is expected to determine its actual, certified funded percentage for the 2007 plan year in early 2008.

About YRC Worldwide Inc.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd Hacker
Vice President – Treasurer & Investor Relations
(913) 696-6108
todd.hacker@yrcw.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
(212) 329-1420
sdawson@lakpr.com